Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. United Medicorp, Inc., including its wholly owned subsidiary United MoneyCorp, Inc., ("UMY"), hereinafter collectively referred to as "UMC" or the "Company," intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

      "Forward-looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of UMC. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, UMC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

      UMC provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include, but are not limited to:


CUSTOMER CONCENTRATION RISK

      The percentage market mix of total revenue from continuing operations was:



                                                Three Months               Year Ended December 31,
                                                    Ended      ----------------------------------------------
                                               March 31, 2004       2003            2002            2001
                                               --------------  --------------  --------------  --------------

      Customer A............................         50%             62%             65%             63%
      Customer B............................         --              --              --               9
      Customer C............................         --               1               7              10
      Customer D............................         15              17              13               9
      Other customers.......................         35              20              15               9
                                               --------------  --------------  --------------  --------------
                                                    100%            100%            100%            100%
                                               ==============  ==============  ==============  ==============


      For the quarter ended March 31, 2004 and for the previous three years, a large portion of the Company's revenues came from a contract with large hospital system in New Mexico. This contract accounted for approximately 50%, 62%, 65% and 63% of total consolidated revenues during the three-month period ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, respectively. On October 22, 2003 UMC announced the resignation of its key contact at Presbyterian Healthcare Systems ("PHS"). On February 20, 2004 UMC announced that it had been informed by new management at PHS that most of the business outsourced to UMC would be re-bid, and that the remaining business would be brought back in house in mid 2004. On March 15, 2004 PHS informed UMC

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


that it was not selected as one of the vendors to provide ongoing services for PHS. PHS management stated that the reason UMC was not selected was because other vendors had submitted proposals with fee percentages lower than those proposed by UMC. UMC continued to receive placements of accounts from PHS through March 31, 2004. UMC management expects revenues from PHS to ramp down rapidly during the second quarter of 2004.

      For the three-months ended March 31, 2004, 15% of the Company's revenues came from a contract with a hospital is south Texas. This contract also accounted for 17%, 13% and 9% of total consolidated revenues for the years ended December 31, 2003, 2002 and 2001, respectively. The balance of the Company's revenues came from approximately 25 other customers.

MANAGEMENT'S PLAN WITH RESPECT TO LOST REVENUES

      During the past several years, management has taken steps to lessen the Company's concentration risk associated with its large customers. These steps include, but are not limited to:

o In April 2002, the Company started up UMC's Coding Services Division. During 2003 this division generated revenue of $183,000.

o In March 2003, the Company began development of its Electronic Medical Records Storage service. The beta test of this product was completed in September 2003, and the Company began offering this service to its customers shortly thereafter.

o From 2000 to 2004 the annual budget for UMC sales and marketing department has increased from $0 to $299,000. In 2003 the Company's actual expenses for sales and marketing were $233,000 compared to $117,000 in 2002 and $15,000 in 2001.

o From June 24, 2003 through May 10, 2004, the Company has executed the following new contracts:

      o On May 7, 2004 the Company executed a contract for day one medical claims billing and follow up service, early stage patient balance collection service, and bad debt patient balance collection service with a hospital located in East Texas. This contract supercedes a contract that was previously executed on February 23, 2004 for early stage and bad debt patient balance collection services.
      o A collection services contract for early stage and bad debt patient balance accounts was executed on April 9, 2004, with a hospital in South Texas.
      o An offsite electronic medical records storage contract with a hospital in Central Texas was executed on March 17, 2004.
      o A medical claims management contract for day one billing and follow up was executed on March 12, 2004, with a hospital located in West Texas. The term of this contract is only two months, with an option to renegotiate the fee structure for ongoing billing at the end of the term.
      o A collection services contract for early stage and bad debt patient balance accounts was executed on February 23, 2004, with a hospital in East Texas.
      o A coding services contract with a hospital in West Texas was executed on February 16, 2004.
      o A medical claims management contract for day one billing and follow up was executed on January 22, 2004, with a hospital located in West Texas.
      o A collection services contract for early stage patient balance accounts was executed on December 18, 2003 with a hospital in South Texas.
      o An offsite electronic medical records storage contract with a hospital in West Texas was executed on December 18, 2003. o A coding services contract with a hospital in Central Texas was executed on December 12, 2003. o A collection services contract for bad debt patient balance accounts was executed on December 10, 2003 with a hospital in South Texas.
      o A coding services contract with two hospitals in Central Texas was executed on November 28, 2003.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      o A collection services contract for early stage patient balance accounts was executed on November 20, 2003 with a hospital in West Texas.
      o A coding services contract for overflow coding was executed with a hospital in East Texas was executed on November 5, 2003
      o A collection services contract for bad debt patient balance accounts was executed on September 15, 2003 with a hospital in West Texas.
      o A medical claims management contract for claims follow up and patient balance collections was executed on August 28, 2003 with a hospital located in West Texas.
      o A collection services contract for early stage patient balance accounts was executed on August 6, 2003 with a hospital in West Texas.
      o A medical claims management contract for day one billing and follow up was executed on June 24, 2003, with a hospital located in Central Texas. UMC management has received notice of this customer's intention to cancel this contract at June 24, 2004 (the end of the initial contract term), due to cost considerations.

      Management continues to vigorously pursue new business while rigorously managing expenses without negatively impacting service levels. However, there can be no assurance that UMC will be successful in obtaining enough new business to replace the lost business from PHS.

REVENUE AND EARNINGS GUIDANCE FOR 2004

      As of the date of this report, management's projection of annualized revenues from the new contracts listed above falls within a range between 58% and 94 % of the 2003 total revenues from PHS. With the remaining revenue to be received during 2004 from PHS during the ramp down phase, the new contracts described above along with other existing customers are projected to place the Company's 2004 revenues between 90% and 105% of 2003 revenues. In addition, management believes it will acquire additional new contracts in 2004 that will make up most if not the entire amount of revenue lost from PHS. Due to uncertainties regarding the profitability of new customer contracts, net income may deviate from historical amounts. If management is unable to successfully develop and implement new profitable customer contracts and new service lines, payroll expense will be scaled down to the level required to service existing contracts, without sacrificing quality of service. If this adjustment in headcount is not sufficient to bring expenses in line with revenue and future cash requirements, management will be required to adopt other alternative strategies, which may include but are not limited to, actions such as further reducing management and line employee headcount and compensation, restructuring existing financial obligations, seeking a strategic merger or acquisition, seeking the sale of the Company or the Company's public shell, and/or seeking additional debt or equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS



KEY MANAGEMENT AND BOARD OF DIRECTORS

      The Company's success in general and its continued ability to grow its operations and increase its shareholder value is heavily dependent upon, among other things, the continued contributions of the Company's senior management and members of the Board of Directors. The loss of services of any single member of senior management or of the Board of Directors could have a material adverse effect on the Company's business.

ON-GOING MANAGEMENT INITIATIVES

      The Company faces several challenges in order to continue to develop on-going management initiatives to enhance shareholder value. These challenges include, but are not limited to: (i) developing and implementing initiatives to reduce costs and enhance efficiencies, (ii) executing service agreements with new customers, (iii) exploring and exploiting fragmented market niches, and (iv) recruiting, hiring and retaining key management employees. There can be no assurance that the Company will successfully meet these or other operating challenges. Any failure with respect to the foregoing could have a material adverse effect on UMC.


FACTORING ARRANGEMENT AND CREDIT AVAILABILITY

      In the past, the Company has relied upon its ability to factor its invoices pursuant to its recourse factoring agreement executed on December 28, 1999. During 2003, the Company obtained two unsecured $100,0000 bank lines of credit. These lines of credit combined with the Company's profitable performance over the past three years have resulted in an improved cash position and minimized the Company's dependence on factoring invoices. At March 31, 2004 the Company had cash on hand of $80,533, and unencumbered cash on deposit with the factoring company of $204,329. The Company had $107,000 of availability on the lines of credit, and no factored invoices at March 31, 2004. The factoring agreement is secured by all of the Company's non-factored accounts receivable. The factoring agreement may be terminated by either party with ten days notice.

      The Company currently leases certain computer, telephone and office equipment under long-term lease agreements. Should the Company not be able to secure lease financing or other similar forms of credit, if required, upon terms and conditions that are acceptable to the Company, alternative strategies to fund equipment may be required. There can be no assurance that any of these strategies could be effected on satisfactory terms.

TECHNOLOGICAL ADVANCES

      Rapid technological change is inherent in the industry in which UMC competes. UMC's success will depend in part upon its continued ability to enhance its existing technology supporting billing, accounts receivable management and collection agency services quickly and cost-effectively to meet evolving customer needs and respond to emerging industry standards and other technological changes. There can be no assurance that UMC will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitors of UMC will not develop a technological advantage, or that any such technological advantage will not have a material adverse effect upon the operating results of UMC.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


COMPETITION

      The business of medical insurance claims processing, accounts receivable management and collection agency services is highly competitive. UMC competes with certain national and regional electronic claims processing companies, claims collection companies, claims management companies, collection agencies, factoring and financing firms, software vendors and traditional in-house claims processing and collections departments of hospitals and other healthcare providers. Many competitors of UMC are several times larger than the Company and could, if they chose to enter the market for the Company's line of services, devote resources and capital to the market that are much greater than those which the Company currently has available or may have available in the future. There can be no assurance that competition from current or future competitors will not have a material adverse effect upon the Company.

INDUSTRY AND MARKET CHANGES

      Potential industry and market changes that could adversely affect the billing and collection aspects of UMC include (i) a significant increase in managed care providers relative to conventional fee-for-service providers, potentially resulting in substantial changes in the medical reimbursement process, or the Company's failure to respond to such changes, (ii) new alliances between healthcare providers and reduction of central business offices, and
(iii) continued cost containment measures employed by healthcare providers as healthcare expenditures have grown as a percentage of the U.S. Gross National Product. There can be no assurance that potential industry and market changes will not have a material adverse effect on UMC.


GOVERNMENTAL INVESTIGATIVE RESOURCES AND HEALTHCARE REFORM

      The federal government in recent years has placed increased scrutiny on the billing and collection practices of healthcare providers and related entities, and particularly on possible fraudulent billing practices. This heightened scrutiny has resulted in a number of high profile civil and criminal investigations, lawsuits and settlements.

      In 1996, Congress enacted the Health Insurance Portability and Accounting Act of 1996, which includes an expansion of provisions relating to fraud and abuse, creates additional criminal offenses relating to healthcare benefit programs, provides for forfeitures and asset-freezing orders in connection with such healthcare offenses and contains provisions for instituting greater coordination of federal, state and local enforcement agency resources and actions.

      In recent years, the focus of healthcare legislation has been on budgetary and related funding mechanism issues. The Congress and the Clinton and Bush Administrations have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change the funding mechanisms and other aspects of both programs. In late 1995 and 1997, Congress passed legislation that would substantially reduce projected expenditure increases and would make significant changes to Medicare and Medicaid programs. The Bush Administration has proposed alternate measures to manage Medicare and Medicaid expenditures. There can be no assurance that these changes will not have a material adverse effect on UMC.

EXISTING GOVERNMENT REGULATION

      Existing government regulations can adversely affect UMC's business through, among other things, its potential to reduce the amount of reimbursement received by UMC's customers upon which UMC's billing and collection fees are based. UMC's billing and collection activities are also governed by numerous federal and state civil and criminal laws. In general, these laws provide for various fines, penalties, multiple damages, assessments and sanctions for violations, including possible exclusion from Medicare, Medicaid and certain other federal and state healthcare programs.

                                                                    Exhibit 99.1
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD LOOKING STATEMENTS


      Submission of claims for services that were not provided as claimed, or which violate the regulations, may lead to civil monetary penalties, criminal fines, imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded healthcare programs. Specifically, the Federal False Claims Act allows a private person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. Such actions have increased significantly in recent years and have increased the risk that a company engaged in the healthcare industry, such as UMC and its customers, may become the subject of a federal or state investigation, may ultimately be required to defend a false claim action, may be subjected to government investigation and possible criminal fines, may be sued by private payers and may be excluded from Medicare, Medicaid and/or other federally funded healthcare programs as a result of such an action. Any such proceedings or investigation could have a material adverse effect on UMC.

      Credit collection practices and activities are regulated by both federal and state law. The Federal Fair Debt Collection Practices Act sets forth various provisions designed to eliminate abusive, deceptive and unfair debt collection practices by collection agencies. Various states have also promulgated laws and regulations that govern credit collection practices.

      There can be no assurance that current or future government regulations or current or future healthcare reform measures will not have a material adverse effect on UMC.